Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2012

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$10,492,965.29	$38,174,977.43
Capital Sub-Account	$2,500,021.35	$3,949,013.68
Overcollateralization Sub-Account	$1,875,031.11	$2,632,766.75
Reserve Sub-Account	$1,086,019.61	$3,098,519.24

REP Deposit Account *             $ 6,451,105.73

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.